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September 29, 2008

Board of Directors
Stifel Financial Corp.
501 N. Broadway
St. Louis, MO 63102

Re:       Stifel Financial Corp.

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3 filed with the U.S. Securities and Exchange Commission (the "Commission") (No. 333-147515) (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), by Stifel Financial Corp., Inc., a Delaware corporation (the "Company").  We also refer to our opinion dated November 19, 2007, which was included as Exhibit 5.1 to the Registration Statement, and the prospectus supplement to the Registration Statement to be filed with the Commission on September 25, 2008 (the "Prospectus Supplement").  The Prospectus Supplement relates to (i) the sale by the Company, and the purchase by the underwriters set forth therein (the "Underwriters"), of 1,300,000 shares (the "Company Shares") of Common Stock, par value $0.15 per share, of the Company ("Common Stock"), (ii) the sale by the Western and Southern Life Insurance Company (the "Selling Stockholder"), and the purchase by the Underwriters, of 400,000 shares of Common Stock (the "Selling Stockholder Shares"), and (iii) the grant by the Company and the Selling Stockholder to the Underwriters of the option to purchase all or any part of 195,000 and 60,000 additional shares of Common Stock, respectively, to cover overallotments, if any (the "Option Shares," and together with the Company Shares and the Selling Stockholder Shares, the "Shares"), which option has been exercised in full.

In connection herewith, we have examined:

(1)   the Restated Certificate of Incorporation of the Company, as amended (the "Certificate of Incorporation");

(2)   the Amended and Restated Bylaws of the Company (the "Bylaws"); and

(3)   the Registration Statement.

Bryan Cave LLP

September 29, 2008

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements and instruments of the Company, statements and certificates of public officials, officers of the Company and of the selling stockholder named in the Prospectus  Supplement, and such other documents, records and instruments, and we have made such legal and factual inquiries as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed.  In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies.  When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to the certificates and statements of appropriate representatives of the Company.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Common Stock has been validly issued and is fully paid and nonassessable.

This opinion is not rendered with respect to any laws other than the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to this Current Report on Form 8-K, incorporated by reference into the Registration Statement.  In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Bryan Cave LLP